EXHIBIT 99.1
For Immediate Release

PROS Holdings, Inc. Announces Appointment of
Penny Herscher to Board of Directors

HOUSTON, Jan. 4, 2018 - PROS Holdings, Inc. (NYSE: PRO), a cloud software company powering the shift to modern commerce, today announced the appointment of Penny Herscher to its board of directors effective Jan. 1, 2018. Herscher joins the board as an independent director and will be nominated for reelection for a three-year term by PROS shareholders at its 2018 annual shareholder meeting.

Ms. Herscher is a seasoned technology public company board director, executive and entrepreneur, with more than 15 years of experience as a high-tech CEO in Silicon Valley and more than 10 years of experience serving on public company boards of directors. She currently serves on the boards of Faurecia SA (EPA:EO), Verint (NASD:VRNT), Lumentum Operations LLC (NASD:LITE) and Rambus, Inc. (NASD:RMBS). Ms. Herscher previously served as CEO for FirstRain, a privately held company in the unstructured data analytics space, from 2005 to 2015. Prior to leading FirstRain, she was CEO of Simplex Solutions and served in C-level and senior executive positions for a number of software and technology firms, including Cadence Design Systems, Inc.

“We welcome Penny to the PROS Board of Directors,” said PROS Non-Executive Chairman of the Board Bill Russell. “Her deep experience as both an executive and independent director for technology companies is impressive and a great addition to our board. We look forward to working with Penny in helping PROS deliver increasing value to our shareholders.”

“We are excited to work with Penny,” said PROS President and Chief Executive Officer Andres Reiner. “Her experience in growing companies as an entrepreneur, CEO, and board member is a great addition to PROS, as we scale our business to help more companies power modern commerce.”

“I am delighted to join the board of PROS,” said Herscher. “I look forward to helping Andres and the board create shareholder and customer value by growing the new AI-driven, modern commerce market.”

About PROS
PROS Holdings, Inc. (NYSE: PRO) is a cloud software company powering the shift to modern commerce by helping companies create personalized and frictionless buying experiences for their customers. Fueled by dynamic pricing science and machine learning, PROS solutions make it possible for companies to price, configure and sell their products and services in an omnichannel environment with speed, precision and consistency. Our customers, who are leaders in their markets, benefit from decades of data science expertise infused into our industry solutions. To learn more, visit pros.com.
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Media Contact:
Yvonne Donaldson
ydonaldson@pros.com
713.335.5310

Investor Contact:
PROS Investor Relations
Shannon Tatz
ir@pros.com
713-335-5879